EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LACROSSE FOOTWEAR REPORTS
THIRD QUARTER RESULTS
Quarterly Sales Up 9%; Work Sales Up 29%;
Strong Military Orders and At-Once Demand in Niche Markets
Maintaining Strong Gross Margins
Portland, Ore.—October 27, 2008 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the third quarter ended September 27, 2008.
For the third quarter of 2008, LaCrosse reported consolidated net sales of $40.3 million, up 9% from $36.9 million in the third quarter of 2007. For the first three quarters of 2008, consolidated net sales were $92.8 million, up 9% from $85.5 million in the same period of 2007.
Net income was $2.8 million or $0.43 per diluted share in the third quarter of 2008, compared to $3.3 million or $0.52 per diluted share in the third quarter of 2007. Results for the third quarter of 2008 include expenses of approximately $1.2 million related to the establishment and operation of the Company’s new European subsidiary. For the first three quarters of 2008, net income was $5.0 million or $0.78 per diluted share, up 2% from $4.9 million or $0.77 per diluted share for the same period in 2007.
Sales to the work market were $19.4 million for the third quarter of 2008, up 29% from $15.1 million for the same period of 2007. For the three quarters of 2008, sales to the work market were $54.7 million, up 25% from $43.7 million for the same period of 2007. During the third quarter of 2008, the growth in work market sales reflects shipments of approximately $3.2 million to the United States Marine Corps and the U.S. Army, related to previously announced delivery orders. The Company expects to ship the $3.0 million balance of these delivery orders to the United States Marine Corps in the fourth quarter of 2008. In addition to strong military business, the Company continued to penetrate into a variety of targeted, niche work boot markets.
Sales to the outdoor market were $20.8 million for the third quarter of 2008, compared to $21.8 million for the same period of 2007. For the first three quarters of 2008, sales to the outdoor market were $38.1 million compared to $41.8 million for the same period of 2007. While the Company saw strong at-once demand in certain segments and geographies of the outdoor market, the overall decline in outdoor sales reflected the sluggish retail environment.
The Company continued to maintain strong gross margins. For the third quarter of 2008, its gross margin was 39.2% of net sales, up from 39.1% in the same period of 2007.
LaCrosse’s total operating expenses were $11.2 million, or 28% of net sales, in the third quarter of 2008, compared to $9.5 million, or 26% of net sales, in the third quarter of 2007. The $1.8 million year-over-year increase in operating expenses reflects costs from the Company’s new European subsidiary, as well as increased sales and product development activities.
At the end of the third quarter of 2008, LaCrosse’s inventory increased $0.7 million or 2% from the end of the same period in 2007, reflecting additional inventory for the Company’s new European subsidiary and for recent military orders.
During third quarter of 2008, the Company paid $3.2 million in cash for inventories and operations of its former European distribution partner and a quarterly cash dividend of $0.8 million or $0.125 per share of common stock. During the first three quarters of 2008, LaCrosse has paid a total of $8.5 million in dividends. The Company ended the third quarter of 2008 with cash and cash equivalents of $4.3 million, compared to $4.7 million at the end of the third quarter of 2007.
“We are pleased with our performance and execution for the third quarter, despite continuing challenges in the retail environment,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “The growth in our work business continued to be driven by shipments to various branches of the United States military and niche work markets, such as energy-related industries, mining and railroads. While overall retail demand remains slow, we continue to see strong at-once demand in certain segments of the outdoor market.
“We remain focused on executing our long-term strategic initiatives, including the establishment of our new European sales office in the third quarter, in preparation for expanding our international business over time. While continuing to introduce exciting new products and invest in our business, we have maintained strong operating efficiencies and a strong balance sheet, generated steady cash flow from operations and paid dividends. We believe LaCrosse is well-positioned to continue to capture market share.”
LaCrosse will host a conference call today, October 27, 2008, to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-8862 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11120237). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance.  Words such as  “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements.  The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those reflected in any such forward-looking statements depending on a variety of factors, including without limitation, economic, competitive and governmental factors outside of our control. For more information concerning these factors and other risks and uncertainties that could materially affect our results of operations, please refer to Part I, Item 1A—Risk Factors, of our 2007 Annual Report on Form 10-K, as may be supplemented or amended in our 2008 quarterly reports on Form 10-Q, which information is incorporated herein by reference.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Quarter Ended		Three Quarters Ended
	September 27,	September 29,	September 27,	September 29,
(amounts in thousands except per share data)	2008	2007	2008	2007
Net sales	$40,265	$36,876	$92,807	$85,496
Cost of goods sold	24,478	22,464	55,717	51,705

Gross profit	15,787	14,412	37,090	33,791
Selling and administrative expenses	11,234	9,465	29,140	26,580

Operating income	4,553	4,947	7,950	7,211
Non-operating income (expense)	(54)	48	57	262

Income before income taxes	4,499	4,995	8,007	7,473
Income tax expense	1,731	1,684	3,024	2,582

Net income	$2,768	$3,311	$4,983	$4,891

Net income per common share:
Basic	$0.44	$0.54	$0.80	$0.80
Diluted	$0.43	$0.52	$0.78	$0.77

Weighted average number of common shares outstanding:
Basic	6,229	6,100	6,204	6,079
Diluted	6,436	6,394	6,416	6,343

Supplemental product line information:
Work Market Sales	$19,438	$15,080	$54,682	$43,658
Outdoor Market Sales	20,827	21,796	38,125	41,838

	$40,265	$36,876	$92,807	$85,496

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets

	September 27,	December 31,	September 29,
(amounts in thousands)	2008	2007	2007
	(Unaudited)		(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$4,316	$15,385	$4,730
Trade and other accounts receivable, net	31,960	22,593	29,926
Inventories	30,769	27,131	30,070
Prepaid expenses	994	1,068	1,099
Deferred tax assets	1,234	1,201	1,220

Total current assets	69,273	67,378	67,045

Property and equipment, net	5,018	4,963	4,996
Goodwill	10,753	10,753	10,753
Other assets	420	453	461

Total assets	$85,464	$83,547	$83,255

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$11,198	$7,456	$10,294
Accrued compensation	2,947	3,324	2,536
Other accruals	3,472	1,982	2,576

Total current liabilities	17,617	12,762	15,406

Long-term debt	—	394	422
Deferred revenue	413	131	141
Compensation and benefits	1,564	1,993	3,348
Deferred tax liabilities	2,330	2,282	1,357

Total liabilities	21,924	17,562	20,674

Total shareholders’ equity	63,540	65,985	62,581

Total liabilities and shareholders’ equity	$85,464	$83,547	$83,255

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Quarters Ended
	September 27,	September 29,
(amounts in thousands)	2008	2007
Cash flows from operating activities:
Net income	$4,983	$4,891
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of effects of acquisition:
Depreciation and amortization	1,368	1,326
Loss on disposal of property and equipment	2	70
Stock-based compensation expense	454	421
Deferred income taxes	15	72
Changes in operating assets and liabilities:
Trade and other accounts receivable	(9,367)	(10,014)
Inventories	(469)	(8,032)
Accounts payable	3,742	4,867
Accrued expenses and other	758	(81)

Net cash provided by (used in) operating activities	1,486	(6,480)

Cash flows from investing activities:
Purchases of property and equipment	(1,504)	(1,049)
Proceeds from sale of property and equipment	—	2
Acquisition payment	(3,169)	—

Net cash used in investing activities	(4,673)	(1,047)

Cash flows from financing activities:
Cash dividends paid	(8,541)	(914)
Purchase of treasury stock	(95)	—
Proceeds from exercise of stock options	938	469

Net cash used in financing activities	(7,698)	(445)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(184)	—

Net increase (decrease) in cash and cash equivalents	(11,069)	(7,972)

Cash and cash equivalents:
Beginning of period	15,385	12,702

End of period	$4,316	$4,730

END OF FILING